Exhibit 10.19

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Agreement”) is entered into this 25th day of July  , 2005 by and between PLAZA II EXECUTIVE CENTER, INC. (hereafter called “Lessor”), and UTILICRAFT AEROSPACE INDUSTRIES, Inc.  (hereafter called “Lessee”).

WHEREAS, Lessor operates a suite of executive offices (hereinafter referred to as “Plaza II Executive Center”) located at 125 Lincoln Avenue, Suite 400, 125 Lincoln Plaza, Santa Fe, New Mexico 87501; and

WHEREAS, Lessee desires to lease office space from Lessor:

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1.                                       TERMS.  Lessor rents to Lessee office(s) number(s) 13 and 20 within Plaza II Executive Center for an initial term of 8 (eight) months beginning on August 1, 2005 and ending on March 31, 2006.  Upon execution of the Master Lease renewal by Lessor, this lease is automatically extended through July 31, 2006 under the same terms and conditions as set forth herewith. If Lessee shall hold over after the initial term (without exercising the First Right of Refusal as provided in Item No. 20 of this Agreement), this Agreement shall be deemed to continue on a month-to-month basis.  The office rental will then be $2625.00 (Two Thousand Six Hundred Twenty Five and no/100 dollars)  per month for such month-to-month privilege not to exceed 6 (Six) months.

2.                                       RENTAL.  Lessee shall pay as rent for the office and included services, the sum of $2410.00 (Two Thousand Four Hundred Ten and no/100 dollars) per month, which is due and payable on the first day of each month, plus a minimum Fifty Dollars ($50.00) per month support services charge, which is due and payable on the first day of each month.  (See Item No. 7 of this Lease Agreement.)  If furniture is to be provided for the office by Lessor, there will be an additional charge to be determined per month.

3.                                       SERVICES.  The monthly rental shall include, in addition to the office space, the following services: use of common reception area: receptionist and telephone answering service from 8:30 AM to 5:00 PM, Monday through Friday;

intercom; use of a conference room (subject to availability and scheduling) ; incoming mail handling and processing; and kitchen facilities.  In addition, a ten-dollar ($10.00) per month, per person, kitchen fee will be charged; and a one-time charge for listing in the first floor lobby directory will be set by Lessor.

The following services are available at an extra charge at the rates set by Lessor, subject to change from time to time: secretarial services, word processing, notary, photocopying, bookkeeping, regular and express mail handling (outgoing), and facsimile.

4.  TELEPHONE.  Telephone equipment per office is owned by Lessor.  Lessee will be furnished 1 (one) telephone with voice mail at a rate of $30.00 per instrument per month.  Long distance service will be provided by Lessor and charged to Lessee upon receipt of charges from the long distance carrier.

Lessee Agrees to pay to Lessor a monthly charge of $60.00 (Sixty and no/100 dollars) per month per line and, in addition, a one-time installation charge of $100.00 for the first line and $70.00 per line thereafter. Modem lines will be charged at $60.00 per line per month plus a one-time $100.00 installation fee. T-1 lines will be charged at $115.00 per line per month plus a one-time $100.00 installation fee.

5.                                       PAYMENT. Upon execution of this Agreement, Lessee agrees to pay in advance a deposit equal to the first and last month’s rent.  Lessee further agrees to pay a $100.00 deposit on telephone charges.  Sixty (60) days prior to expiration of the lease term, Lessee agrees to give written notice to lessor of his intention to renew this Agreement or vacate his office.  If the office is to be vacated at the end of the lease term, the security deposit being held by Lessor will be refunded to Lessee thirty (30) days after full payment is received by Lessor of any cumulative support services charges due, any rent payment outstanding and/or charges for any damages to premises incurred by Lessee.  All tenants will be charged a $200.00 cleaning fee per office, upon termination of the lease.

6.                                       LATE CHARGES.  If monthly payment for rent and support services is not paid within five (5) days from the due date, there shall be added to the amount due a late charge of ten percent (10%) of the total amount due.  If a cheque tendered by Lessee is returned for insufficient funds, uncollected funds or stopped payment, there shall be added a Twenty-Five Dollar ($25.00) service charge.

7.                                       RESTRICTIONS.  Lessee will not bring any office equipment, including but not limited to typewriters, word processing equipment, facsimile machines (fax), copiers or postage machines, into Plaza II Executive Center without the prior approval of Lessor; nor will Lessee hire any secretary and/or typist to work in Plaza II Executive Center at any time whether full- or part-time, during regular hours or after hours. In the event Lessee receives permission from Lessor to bring a personal computer or other word processing equipment into Plaza II Executive Center, the minimum support staff service charge (see Item No. 2 of this Lease Agreement) will be One-Hundred Dollars ($100.00) per month.  If a fax machine is allowed in the offices, there will be a monthly fax service charge of Seventy-five Dollars ($75.00).

8.                                       MASTER LEASE.  Lessee acknowledges that First Interstate Plaza Associates Limited Partnership, a Texas limited Partnership, holds Plaza II Executive Center under lease and agrees to be bound by the Master Lease and by the Rules and Regulations of the building owner; such Rules and Regulations are attached to and made a part of this Agreement.  Lessee’s name will be placed on a directory maintained by the building owner in the lobby.  Lessee shall use no other signs or advertisements, in or about the building, without prior approval of Lessor.

9.                                       UTILITIES.  The rental paid hereunder shall include all utilities, including electricity and water.  Heating and air-conditioning shall be available at temperatures and at times provided by the building owner.  Lessor shall provide all cleaning, repairs and maintenance for the offices except that Lessee shall be responsible for a reasonable charge for damage caused by Lessee, his employees or invitees.

10.                                 PARKING.  Parking is leased through CB Richard Ellis Company upon availability.

11.                                 USE.  Lessee agrees to use the rented space exclusively for office space.  Lessee will not store or use in the office any machinery, chemicals or other matter that will increase the fire hazard, cause any noise, create any smell, or use abnormally large amounts of electricity.

12.                                 DAMAGE.  Lessor shall not be responsible for any damage to Lessee, his employees, invitees, or property arising from fire, theft, acts of other tenants, water or weather.  Each party shall be responsible for carrying such insurance as he deems advisable to protect his own business interest and property.  Lessee shall provide a certificate of insurance naming Plaza II as an additional insured for commercial general liability with minimal limits of $1 million per occurrence and $2 million, general aggregate.

13.                                 SUBLEASE.  Lessee shall not sublease or assign this Agreement without the prior written consent of the Lessor.  This permission shall not be unreasonably withheld or delayed; however, ±n the event that Lessee should request to sublease or assign this Agreement, Lessor shall have, within ten (10) days, such refusal option of terminating this Agreement which shall then become null and void with no further force or effect.  If Lessor consents to any subletting or assignments by Lessee as herein provided, and subsequently any excess rent is received by Lessee under this Agreement, or any additional consideration is paid to Lessee by the assignee under such assignment, then Lessor may, at its option, declare such excess rents, under any sublease or such additional consideration for an assignment, to be due and payable by Lessee to lessor as additional rent hereunder.

14.                                 NUISANCE. Lessee shall control his conduct and that of his employees and invitees in such a manner as to not create a nuisance nor interfere with or disturb Lessor or the other tenants of Lessor.

15.                                 PROPERTY ON PREMISES.  Upon expiration of this Agreement, unless renewed, all property left in Plaza II Executive Center suites shall be deemed abandoned to Lessor. Lessor shall have, in addition to the statutory landlord’s lien, a contractual lien upon all property brought onto the premises to secure amounts due hereunder, which lien shall be governed by the Uniform Commercial Code of New Mexico.

16.                                 COLLECTION.  In the event that Lessor shall hire an attorney to collect any amounts due hereunder, the amount of such attorney’s fees shall be added to the amount due.

17.                                 ENTIRE AGREEMENT.  This Agreement shall replace all prior negotiations, agreements, or representations and may only be modified in writing signed by the parties to be bound.

18.                                 LOCATION.  This Agreement is executed and performable in Santa Fe County, New Mexico.

19                                    DEFAULT.  In the event Lessee shall default in the prompt payment of rent when same is due, or violate, or omit to perform any of the provisions of the Agreement as herein written, or in the event Lessee shall abandon the premises, or leave them vacant, Lessor may send written notice of such default to Lessee by mail or otherwise, to the demised premises, and unless Lessee shall completely cure said default within three (3) days after receipt of such notice, Lessor may re-enter the premises by summary proceedings, or by force, without being liable for prosecution therefore, take possession of said premises, and remove all persons or property therefrom, and may elect to cancel this agreement, and re-let the premises and receive the rent therefor.  Lessor shall have the right to change locks at any time while a default has occurred and is continuing in addition to all other remedies hereunder.

In the event of such default or if the terms and conditions of this lease agreement are not fully complied with, the security deposit (see Item No. 5 of this Agreement) shall become non-refundable, shall not be applied to any rents currently due, and shall become the property of the Lessor.

20.                                 FIRST RIGHT OF REFUSAL.  Sixty (60) days prior to expiration of this Agreement, Lessee hereby agree to notify landlord, in writing, of his desire to vacate his office or to remain in the premises after the expiration of the primary term.  In the event that Lessor shall continue to operate the premises as an Executive Suite beyond the end of the primary term, lessee shall have the right to re-lease the premises at the then current market rate, terms and conditions provided Lessor has received said notice as provided above.

AGREED to as of the date first above written.

LESSOR:	PLAZA II EXECUTIVE CENTER, INC.

By:
MARY ROBINSON, President

LESSEE:	UTILICRAFT AEROSPACE INDUSTRIES, Inc.

/s/ [ILLEGIBLE]

By:
JOHN J. DUPONT, CHAIRMAN, PRESIDENT-CEO

DATE:	July 27, 2005